EXHIBIT 2.1


PLAN  OF  REORGANIZATION

     THIS STOCK FOR STOCK AGREEMENT ("Agreement") is made and entered into this 22nd day of September, 2005, by and between Michael Kelley an individual, (hereinafter referred to as the "KELLEY"), the owner of the shares of common stock of Kelley Communication Company, Inc., a Nevada corporation (hereinafter referred to as "KCCI"), and Network Installation Corp, a Nevada corporation
(hereinafter  referred  to  as  the  "NIC");
     WITNESSETH:
     WHEREAS, KELLEY is the record owner and holder of an aggregate of five-hundred (500) -----shares (the "Shares") which represents one-hundred percent (100%) of the issued and outstanding common stock of KCCI.

     WHEREAS, NIC desires to exchange for shares, and KELLEY desires to exchange the Shares, pursuant to Type B Reorganization - Stock for Stock Under IRC Sec. 368(a)(1)(B) of the U. S. Tax Code, upon terms and subject to the conditions herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the exchange of Shares, it is hereby agreed as follows:

1.     CLOSING.

a. Procedure for Closing. The closing of the transaction contemplated by this Agreement shall be held at KCCI's offices on or about September 22, 2005, at 5:00 pm PST ("Closing Date") or such other place, date and time as the parties hereto may otherwise agree.

b. Exchange of KCCI Stock. Upon the date set forth in this Agreement, and subject to the terms and conditions hereinafter set forth, KELLEY shall exchange, convey and transfer, or cause to be exchanged, conveyed or transferred, that number of the Shares of the Corporation's Stock corresponding to 100% ownership of KCCI on or about the Closing Date.

c. Section 368 Stock for Stock Exchange. The Exchange of Shares shall be effected as a tax-free exchange pursuant to IRC Sec. 368(a)(1)(B) of the U.S Tax Code.

d. Amount and Payment of Exchange Shares. The total amount of shares received, ("Exchange Shares") is computed by multiplying KCCI's current estimated 2005 revenues of nine-million five-hundred dollars ($9,500,000) by a factor of one point five (1.5). The "Net Exchange Shares" shall be defined as the Exchange Shares less the amount of KELLEY's current debt obligations ("Notes") at the time of Closing. The Notes shall be defined as the aggregate of the payoff amounts to; the Bank of America (line of credit), Nevada First Bank (revolver), and Michael Kelley (personal loan and associated new origination fees) (Exhibit
A). The amount of Stock KELLEY shall receive is equal to the Net Exchange Price divided by the average closing price of NIC Stock for the ten (10) trading days prior to the Closing Date. The Stock shall be restricted and issued pursuant to Rule 144 and paid to KELLEY no later than seven (7) days following the Closing Date. NIC shall receive 100% of the outstanding shares of KCCI in a tax free exchange pursuant to IRC Sec. 368(a)(1)(B) of the U.S Tax Code.

e. Appointment of Directors. At Closing, KELLEY will join the NIC Board as a Director and have the right to appoint one (12) additional members to NIC's Board of Directors. The additional member must be reasonably acceptable to NIC. NIC's current directors, Michael Novielli, Douglas Leighton and Theodore Smith, shall resign as directors effective immediately at Closing. NIC's Chief Executive Officer, Jeffrey R. Hultman, shall remain as a director and assume the role of Chairman. Additionally, Michael V Rosenthal, NIC's Chief Financial Officer, shall be appointed to the Board as a Director After the Closing, the newly formed Board shall appoint a mutually agreed upon independent director.


1.     REPRESENTATIONS  AND  WARRANTIES  OF  KELLEY.

 KELLEY  hereby  warrants  and  represents:

a. Authority Relative to this Agreement. Except as otherwise stated herein, KELLEY and KCCI have full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by KELLEY nor KCCI to make this Agreement valid and binding upon KELLEY and KCCI enforceable against them in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery and performance of this Agreement by KELLEY and KCCI will not:

(i) constitute a breach or a violation of KCCI's Certificate of Incorporation, By-Laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

(ii) constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

(iii) result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

B. Ownership. All of such outstanding shares have been duly authorized, validly issued and are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding legally binding upon KELLEY and KCCI and were issued in compliance with all applicable laws and regulations.

C. Revenues. KELLEY represents and warrants that he expects KCCI will report gross revenues of approximately seven-million dollars ($7,000,000) for the fiscal year ended December 31, 2005.

D. Assets & Liabilities. KELLEY and KCCI represent and warrant that NIC is entitled to receive all KCCI's assets and shall assume all KCCI's liabilities.

e. Lawsuits, Liens & Taxes. KELLEY represents that to the best of KELLEY's knowledge, other than those items already discussed that neither KELLEY nor KCCI is currently the subject of any other lawsuit threatened or filed. KELLEY also represents that KCCI is free from any liens or encumbrances, other than what is known regarding KELLEY's and KCCI's obligations to Bank of America and Nevada First Bank. KELLEY shall be solely responsible for all taxes which may be incurred by KELLEY resulting from the receipt of consideration by KELLEY pursuant to this Agreement.

f. Brokerage. KELLEY or KCCI has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission from the as a result of the transactions contemplated hereunder.

2. REPRESENTATIONS AND WARRANTIES OF THE NIC. NIC hereby warrants and represents:

a. Authority Relative to this Agreement and Ancillary Documents. Except as otherwise stated herein, the NIC has full power and authority to execute this Agreement, and carry out the transactions contemplated hereby and thereby and no further action is necessary by the NIC to make this Agreement valid and binding upon NIC and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the NIC will not:

i. constitute a breach or a violation of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

ii. constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

iii. result in the creation of any lien, charge or encumbrance upon its assets or properties except as stated herein.

B. Brokerage. The NIC has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission from the as a result of the transactions contemplated hereunder.

C. Taxes. NIC shall be solely responsible for all taxes which may be incurred by NIC resulting from the receipt of consideration by NIC pursuant to this Agreement.

3. EXPENSES. Each of the parties hereto shall pay its own expense in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

4. CLOSING DELIVERIES. At the Closing, the deliveries hereinafter specified shall be made by the respective parties hereto, in order to consummate the transactions contemplated hereby. A best efforts shall be made by both parties regarding deliveries by the Closing date or such reasonable time thereafter.

a.     Deliveries by KCCI.  KCCI shall deliver or caused to be delivered to NIC:

i. the restructured Promissory Note due Nevada First Bank which shall be in the form of a three year term loan.

ii. the restructured Promissory Note due Bank of America which shall be in the form of a three year term loan.

ii. receipt of seven hundred and fifty thousand dollars ($750,000) from the "Unger Investment Group" to be used for KCCI's working capital.

iv. Stock certificates, and any and all other instruments of conveyance and transfer as required by Section 1(a) of this Agreement; and

v. copies of all third party consents necessary to consummate the transaction contemplated herein.

b.     Deliveries by NIC. NIC shall deliver or caused to be delivered to KELLEY:

i. the Exchange Price of this Agreement; and Stock certificates, and any and all other instruments of conveyance and transfer as required by Section 1(b) of this Agreement; and

i. copies of all third party consents necessary to consummate the transaction contemplated herein.

iii. receipt of five hundred thousand dollars ($500,000) to be used for KCCI's working capital requirements.

6.     INDEMNIFICATION.

          In consideration of KELLEY's and KCCI's execution and delivery of the this Agreement in addition to all of NIC's other obligations under this Agreement, NIC shall defend, protect, indemnify and hold harmless KELLEY AND KCCI and all of its officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "KELLEY AND KCCI INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "KELLEY AND KCCI INDEMNIFIED LIABILITIES'), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by NIC in this Agreement or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of NIC contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to KELLEY AND KCCI by NIC. To the extent that the foregoing undertaking by NIC may be unenforceable for any reason, NIC shall make the maximum contribution to the payment and satisfaction of each of KELLEY AND KCCI Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights KELLEY AND KCCI may have, and any liabilities KELLEY AND KCCI may be subject to.

      (b) In consideration of NIC's execution and delivery of the this Agreement and in addition to all of KELLEY AND KCCI' other obligations under this Agreement, KELLEY AND KCCI shall defend, protect, indemnify and hold harmless NIC and all of its subsidiaries, shareholders, officers, directors and employees and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "NIC INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such NIC Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "NIC INDEMNIFIED LIABILITIES'), incurred by any NIC Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by KELLEY AND KCCI in the Agreement or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of KELLEY AND KCCI contained in the Agreement or any other certificate, instrument or document contemplated hereby or thereby,
(iii) any cause of action, suit or claim brought or made against such NIC Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of the Agreement or any other certificate, instrument or document contemplated hereby or thereby, and except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to NIC by KELLEY AND KCCI. To the extent that the foregoing undertaking by KELLEY AND KCCI may be unenforceable for any reason, KELLEY AND KCCI shall make the maximum contribution to the payment and satisfaction of each of NIC Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights NIC may have, and any liabilities NIC may be subject to.

(c) Indemnification Procedure.  Any party entitled to indemnification under this
    -------------------------
Section (an "INDEMNIFIED PARTY") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of counsel to the indemnified party a conflict of interest between it and the indemnifying party may exist with respect to such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty
(30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any settlement negotiations or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Section to the contrary, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Section shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, within ten (10) Business Days of written notice thereof to the indemnifying party so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and
(b)  any  liabilities  the  indemnifying  party  may  be  subject  to.

7.     GENERAL.

a. Survival of Representations and Warranties. Each of the parties to this Agreement covenants and agrees that its respective representations, warranties, covenants and statements and agreements contained in this Agreement and the exhibits hereto, and in any documents delivered in connection herewith, shall survive the Closing Date indefinitely. Except agreements between NIC and certain individual members of KCCI, and as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered in connection herewith, there are no other agreements, representations, warranties or covenants by or among the parties hereto with respect to the subject matter hereof.

b. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Voting.  NIC  officers  and  KELLEY  mutually  agree;

     i. to vote all of their shares of NIC Stock in favor of the other party's candidates for NIC's board of directors for a period of two (2) years from the Closing Date ("Vote Period").

     ii. that during the Vote Period, under no circumstance will either party vote any of their shares, in favor of the removal of any member of the NIC'S board of directors unless; either or both parties voluntarily waive this right or any board member has committed an action deemed by a majority vote of the board to be detrimental to NIC.

d. Notices. All notices, requests, demands and other communications, which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid:


To  KELLEY:     C/O  Kelley  Communication  Company,  Inc.
     ATT/Michael  Kelley,  President
5625  South  Arville  St.,  Suite  E
Las  Vegas.  NV  89118

And

     8211  Turtle  Creek  Circle
                    Las  Vegas,  NV  89113

To  KCCI:          Kelley  Communication  Company,  Inc.
     ATT/Michael  Kelley,  President
5625  South  Arville  St.,  Suite  E
Las  Vegas.  NV  89118

To  NIC:          Network  Installation  Corp.
     ATT/Jeffrey  R.  Hultman,  CEO
15235  Alton  Parkway,  Suite  200
Irvine,  CA  92618

or to such other address as such party shall have specified by notice in writing through Certified Mail to the other party.
e. Entire Agreement. This Agreement (including the exhibits hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.
f. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
g. Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Nevada. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Clark County, State of Nevada. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which, the prevailing party may be entitled.
h. Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore, may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.
i. Confidentiality and Non-Disclosure: Except to the extent required by law, without the prior written consent, the undersigned will not make, and will each direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or to disclose or permit the disclosure of the existence of this transaction prior to closing.
j. Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, and (b) waive (i) any inaccuracies in representations by any other party, (ii) compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (iii) the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.
k. Counterparts. This Agreement may be executed in one or more counterparts, each of whom shall for all purposes are deemed to be an original and all of which shall constitute one instrument.
IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto, all on the date first above written.
NIC
Network  Installation  Corp.


/s/  Jeffrey  R.  Hultman
-------------------------
Jeffrey  R.  Hultman,  President  &  CEO


KELLEY
Michael  Kelley


/s/  Michael  Kelley
--------------------
An  Individual


KCCI
Kelley  Communication  Company,  Inc.


/s/  Michael  Kelley
--------------------
Michael  Kelley,  President